Exhibit 99.2

ESS MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capitalized terms used but not defined in this Exhibit 99.2 shall have the meanings ascribed to them in the Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2021 and, if not defined in the Form 8-K, the proxy statement/prospectus filed by ACON S2 Acquisition Corp., (“ACON”) on September 14, 2021 prior to the consummation of the Merger (the “Proxy Statement”).

The following discussion and analysis provides information that Legacy ESSs management believes is relevant to an assessment and understanding of ESS’s condensed results of operations and financial condition. The discussion should be read together with Legacy ESS’ unaudited condensed financial statements as of September 30, 2021 and for the three and nine months ended September 30, 2021, and the respective notes thereto, included as Exhibit 99.1 to the Amendment No. 1 to Current Report on Form 8-K/A filed by ESS Tech, Inc. with the SEC on November 12, 2021 (the “Form 8-K/A”).

On October 8, 2021, Legacy ESS and ACON consummated the previously announced Merger pursuant to that certain Merger Agreement. This discussion and analysis should also be read together with Legacy ESS’ unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2021 included as Exhibit 99.3 to the Form 8-K/A.

In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections of the Proxy Statement titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”, and in the section of the registration statement on Form S-1 filed with the SEC on November 3, 2021 (the “Form S-1”), titled “Risk Factors”, which have been incorporated by reference into the Form 8-K/A. Throughout this section, unless otherwise noted “we,” “us,” “our,” “ESS,” and the “Company” refer to the business and operations of Legacy ESS prior to the Merger.

Overview

ESS is a long-duration energy storage company specializing in iron flow battery technology. We design and produce long duration batteries predominantly using earth-abundant materials that can be cycled over 20,000 times without capacity fade. Because we designed our batteries to operate using an electrolyte of primarily salt, iron and water, they are non-toxic and substantially recyclable. Our batteries provide flexibility to grid operators and energy assurance for commercial and industrial customers. Our technology addresses energy delivery, duration and cycle-life in a single battery platform that compares favorably to lithium-ion batteries, the most widely deployed alternative technology. Using our iron flow battery technology, we are developing two products, each of which is able to provide reliable, safe, long duration energy storage. We do not have any products deployed and our revenue recognition criteria were not met at September 30, 2021, but we began shipping our second generation of Energy Warehouses in the third quarter of 2021 and are currently in the process of installing and commissioning such units. With each battery deployed, we will further our mission to accelerate the transition to a zero-carbon energy future with increased grid reliability.

The U.S. Department of Energy has identified long duration battery storage as one of the key elements toward helping the United States achieve a net-zero carbon electricity system. Guidehouse Inc. expects the global total addressable market for energy storage to reach approximately $56.0 billion by 2027 in comparison to $8.0 billion in 2020.

The key driver for battery installations will be increased reliance on renewable energy resources. As renewable penetration increases, the intermittency of these resources can put strain on the grid if the operator is unable to fully match supply with demand. This strain can lead to an inability to supply power when it is needed and increased costs to consumers.

Energy storage can help reduce this strain. However, beyond a threshold level of renewable penetration, short duration (less than four hour) batteries are insufficient to ensure grid reliability. In order to maintain system stability and achieve mandated decarbonization goals, longer duration energy storage options must be deployed. Iron flow batteries are among a small list of available technologies that can meet this requirement and stand to grow rapidly in order to ensure grid reliability.

Our long duration iron flow batteries are the product of nearly fifty years of scientific advancement. Our founders, Craig Evans and Dr. Julia Song, began advancing this technology in 2011 and formed ESS. Our team has significantly enhanced the technology, improved the round-trip efficiency and developed an innovative and patented solution to the hydroxide build-up problem that plagued previous researchers developing iron flow batteries. Our proprietary solution to eliminate the hydroxide formation is known as the Proton Pump, and it works by utilizing hydrogen generated by side reactions on the negative electrode. The Proton Pump converts the hydrogen back into protons in the positive electrolyte. This process eliminates the hydroxide and stabilizes the electrolytes’ pH levels. The Proton Pump allows the electrolyte to be used for over 20,000 cycles without any capacity fade.

Our first energy storage product, the Energy Warehouse, is our “behind-the-meter” solution (referring to solutions that are located on the customers’ premise, behind the service demarcation with the utility) that offers energy storage ranging from four to 12-hour duration. Our second, larger scale energy storage product, the Energy Center, is designed for “front-of-the-meter” (referring to solutions that are located outside the customer’s premise, typically by the utility or by third-party providers who sell energy into the grid, often known as independent power producers) deployments specifically for utility and large commercial and industrial consumers.

The Business Combination

On October 8, 2021, ESS consummated the previously announced merger pursuant to the Merger Agreement dated May 6, 2021 (the “Business Combination”). As a result, ESS merged with Merger Sub, with ESS surviving as a wholly-owned subsidiary of STWO, which changed its name to “ESS Tech, Inc.” The increase in cash resulting from the business combination under the Merger Agreement will be used to fund our corporate growth strategy related to the commercial sale of our second generation energy storage solution and the scaling of our manufacturing operations to meet customer demand. The cash raised from the Business Combination will also be used to fund investments in personnel and research and development as well as provide liquidity for the funding of our ongoing operating expenses.

The Business Combination was accounted for as a reverse recapitalization. ESS was deemed the accounting predecessor and the combined entity is the successor SEC registrant, meaning that its financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, STWO was treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to its balance sheet at September 30, 2021) of $246.0 million, which includes $250.0 million in gross proceeds from the private investment in public equity (“PIPE Financing”), net of additional offering costs. See Legacy ESS’ unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2021 and the year ended December 31, 2020 as set forth in Exhibit 99.3 to the Form 8-K/A and incorporated herein by reference.

As a result of the Business Combination, ESS became the successor to an SEC-registered and publicly traded company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Factors and Trends Affecting our Business

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below, in the section entitled “Risk Factors” beginning on page 33 of the Proxy Statement, and in the section entitled “Risk Factors” Beginning on page 5 of the Form S-1.

We believe we have the opportunity to establish high margin unit economics when operating at scale. Our future performance will depend on our ability to deliver on these economies of scale with lower product costs to enable profitable growth. We believe our business model is positioned for scalability due to the ability to leverage the same product platform across our customer base, reduced labor, raw materials and other costs from manufacturing. Further, the manufacturing model is a capital light model and does not require significant capital expenditures when compared to alternative technologies. Significant improvements in manufacturing scale are expected to decrease the core bill of materials. However, in the near term, we expect our operating expenses to increase as we ramp up our research and development and manufacturing activities including with respect to our supply chain, parts and launch of our second generation Energy Warehouses as well as higher general and administrative expenses related to public company readiness. Achievement of margin targets and cash flow generation is dependent on finalizing development and manufacturing of Energy Centers.

Our revenue is expected to be generated from our second generation Energy Warehouses and we expect to begin generating revenues from Energy Centers in 2022. We believe our unique technology provides a compelling value proposition for favorable margins and unit economics in the energy storage industry.

COVID-19

The rapid global spread of the COVID-19 coronavirus since December 2019 has disrupted supply chains and affected production and sales across a range of industries, and continues to impact the United States and other countries throughout the world. While COVID-19 cases have declined in many parts of the United States, some states are seeing increases in the infection rates as they began to allow businesses to reopen. COVID-19 cases have also continued to surge in certain countries outside the United States, and certain countries that were initially successful at containing the virus have experienced renewed outbreaks in recent months. The evolution of the disease, the extent of its economic impact and the results of steps taken and yet to be taken by governments and financial institutions are still unknown. The significance and the duration of the pandemic’s financial impact are indeterminable. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the virus, and the impact on our customers, employees and vendors. The ultimate outcome of these matters is uncertain and, accordingly, the impact on our financial condition or results of operations is also uncertain.

To support the health and well-being of our employees, customers, partners and communities, in March 2020, we temporarily suspended operations at our Wilsonville, Oregon manufacturing facility, and also required all of our non-essential employees to work remotely. This represented approximately 20% of our workforce. While we resumed operations in the manufacturing facility within several weeks, we instituted a split schedule shift, staggered workdays, and significant limitations on various areas of our physical building. Currently, we continue to evaluate our ability to operate in light of recent resurgences of COVID-19, including the emergence of new variant strains of COVID-19, which have and may in the future necessitate renewed government restrictions, and the advisability of continuing operations, based on federal, state and local guidance, evolving data concerning the pandemic and the best interests of our employees, customers and stockholders. We have issued several force majeure notices to customers as a result of delays caused by COVID-19 and the impact of COVID-19 on such agreements, or the applicable agreements’ termination provisions, is uncertain and could result in the termination of such agreements.

Components of Results of Operations

Revenue

We expect to earn revenue from the sale of our energy storage products and from service contracts. We have not recognized any revenue to date. Although second generation Energy Warehouses were shipped during the third quarter of 2021, full revenue recognition criteria for those shipments had not been met as of September 30, 2021.

Operating expenses

Research and development expenses

Costs related to research and development consist of direct product development material costs and product development personnel related expenses and to a lesser extent, depreciation charges, overhead related costs, consulting services and other direct expenses. Personnel related expenses consist of salaries, benefits and stock-based compensation. We expect our research and development costs to increase for the foreseeable future as we continue to invest in research and development activities to achieve our product roadmap.

Sales and marketing expenses

Sales and marketing expenses consist primarily of salaries, benefits and stock-based compensation for marketing and sales personnel and related support teams. To a lesser extent sales and marketing expenses also includes professional services costs and trade show sponsorships. We expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to scale our business.

General and administrative expenses

General and administrative expenses consist of personnel-related expenses for our corporate, executive, finance, and other administrative functions, as well as expenses for outside professional services. Personnel related expenses consist of salaries, benefits, and stock-based compensation. To a lesser extent, general and administrative expense includes depreciation, insurance costs, and other allocated costs, such as facility-related expenses, and supplies. We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Interest expense, net

Interest expense consists primarily of interest on our notes payable. Interest income consists primarily of earned income on our cash equivalents and restricted cash. These amounts will vary based on our cash, cash equivalents and restricted cash balances, and with market rates.

Loss on revaluation of warrant liabilities

The loss on revaluation of warrant liabilities consists of periodic fair value adjustments related to our Series B and C warrants outstanding.

Loss on revaluation of derivative liabilities

The loss on revaluation of derivative liability consists of periodic fair value adjustments associated with our derivative liability for the Series C-2 Convertible Preferred Stock issuance right liability and contingently issuable warrants.

Other income (expense)

Other income and expense consist of various other income and expense items but primarily consists of gain or loss on extinguishment of debt and issuance costs allocated to the Series C-2 Convertible Preferred Stock issuance right.

Results of Operations

Comparison of Three and Nine Months Ended September 30, 2021 to Three and Nine Months Ended September 30, 2020

The following table sets forth ESS’ operating results for the periods indicated:

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Operating expenses:
Research and development	$7,672	$3,935	$3,737	95.0%	$19,546	$8,903	$10,643	119.5%
Sales and marketing	1,048	279	769	275.6	2,261	876	1,385	158.1
General and administrative	2,316	630	1,686	267.6	7,667	2,178	5,489	252.0

Total operating expenses	11,036	4,844	6,192	127.8	29,474	11,957	17,517	146.5

Loss from operations	(11,036)	(4,844)	(6,192)	127.8	(29,474)	(11,957)	(17,517)	146.5
Other (expense) income:
Interest expense, net	(1,582)	(38)	(1,544)	N/M	(1,693)	(106)	(1,587)	N/M
(Loss) gain on revaluation of warrant liabilities	(2,949)	24	(2,973)	N/M	(17,753)	78	(17,831)	N/M
(Loss) gain on revaluation of derivative liabilities	(36,703)	2,089	(38,792)	N/M	(248,691)	5,849	(254,540)	N/M
Other income (expense), net	945	(2)	947	N/M	926	(64)	990	N/M

Total other (expense) income	(40,289)	2,073	(42,362)	N/M	(267,211)	5,757	(272,968)	N/M

Net loss:	$(51,325)	$(2,771)	$(48,554)	N/M	$(296,685)	$(6,200)	$(290,485)	N/M

N/M = Not meaningful

Operating expenses

Research and development expenses

Research and development expenses increased by $3.7 million or 95.0% from $3.9 million for the three months ended September 30, 2020 to $7.6 million for the three months ended September 30, 2021. The increase resulted primarily from an increase in material purchase costs and payroll and related costs due to significant effort on the development of our second generation Energy Warehouses as well as efforts to create an efficient manufacturing process for our products.

Research and development expenses increased by $10.6 million or 119.5% from $8.9 million for the nine months ended September 30, 2020 to $19.5 million for the nine months ended September 30, 2021. The increase resulted primarily from an increase in material purchase costs and payroll and related costs due to significant effort on the development of our second generation Energy Warehouses as well as efforts to create an efficient manufacturing process for our products.

Sales and marketing expenses

Sales and marketing expenses increased by $0.8 million or 275.6% from $0.3 million for the three months ended September 30, 2020 to $1.1 million for the three months ended September 30, 2021. The increase resulted primarily from a continued focus on business development and marketing related spending and increased payroll costs.

Sales and marketing expenses increased by $1.4 million or 158.1% from $0.9 million for the nine months ended September 30, 2020 to $2.3 million for the nine months ended September 30, 2021. The increase resulted primarily from a continued focus on business development, increasing payroll costs and marketing related spending.

General and administrative expenses

General and administrative expenses increased by $1.7 million or 267.6% from $0.6 million for the three months ended September 30, 2020 to $2.3 million for the three months ended September 30, 2021. The increase resulted primarily from increased payroll and related costs as well as external costs such as accounting, auditing and legal costs associated with becoming a public reporting entity.

General and administrative expenses increased by $5.5 million or 252.0% from $2.2 million for the nine months ended September 30, 2020 to $7.7 million for the nine months ended September 30, 2021. The increase resulted primarily from increased external costs such as accounting, auditing and legal costs associated with becoming a public reporting entity as well as an increase in payroll and related costs.

Other (expense) income

Interest expense, net

Interest expense, net increased by $1.6 million from $0.1 million for the three months ended September 30, 2020 to $1.6 million for the three months ended September 30, 2021. Interest expense, net increased by $1.6 million from $0.1 million for the nine months ended September 30, 2020 to $1.7 million for the nine months ended September 30, 2021. The increases for the three and nine months ended September 30, 2021 resulted primarily from an increase in borrowings for 2021 compared to 2020.

(Loss) gain on revaluation of warrant liabilities

The revaluation of warrant liabilities was a gain of $0.1 million for the three months ended September 30, 2020 compared to a loss of $2.9 million for the three months ended September 30, 2021. The revaluation of warrant liabilities was a gain of $0.1 million for the nine months ended September 30, 2020 compared to a loss of $17.8 million for the nine months ended September 30, 2021. The significant change in the revaluation of warrant liabilities for the three and nine months ended September 30, 2021 is the result of ESS’ increased equity value.

(Loss) gain on revaluation of derivative liabilities

The revaluation of derivative liabilities resulted in a $2.1 million gain for the three months ended September 30, 2020 as compared to a loss of $36.7 million for the three months ended September 30, 2021. The revaluation of derivative liabilities resulted in a $5.8 million gain for the nine months ended September 30, 2020 as compared to a loss of $248.7 million for the nine months ended September 30, 2021. The significant loss recognized in the three and nine months ended September 30, 2021 is due to ESS’ increased equity value.

Other income (expense)

Other expenses were $2 thousand for the three months ended September 30, 2020 compared to other income of $945 thousand for the three months ended September 30, 2021. Other expenses were $64 thousand for the nine months ended September 30, 2020 compared to other income of $926 thousand for the nine months ended September 30, 2021. The other income recognized in the three and nine months ended September 30, 2021 is due to the gain on extinguishment recognized upon the forgiveness of the promissory note under the Payroll Protection Program.

Liquidity and Capital Resources

As of September 30, 2021, we had $8.0 million of cash and cash equivalents. As reflected in our unaudited condensed financial statements included as Exhibit 99.1 to the Form 8-K/A and incorporated herein by reference, we had an accumulated deficit as of September 30, 2021, and a net loss and net cash used in operating activities for the reporting period then ended. These factors, coupled with the available cash on hand as of September 30, 2021, and compared to management’s operating plan, raised substantial doubt about our ability to continue as a going concern. However, as discussed within the section entitled “The Business Combination” above, we effected the close of the Business Combination on October 8, 2021, and we have received approximately $246.0 million, from the transaction, which alleviates the uncertainty in obtaining financing to meet our needs. We believe we have sufficient resources for at least the next 12 months from the date the condensed financial statements are available to be issued.

Since our inception, we have financed our operations primarily through the issuance of and sale of equity and debt securities and loan agreements.

Our Series C redeemable convertible preferred stock financing agreement provided additional committed funding of up to $80.0 million, through the purchase of up to 27,137,317 shares of ESS Series C-2 Preferred Stock based on the completion of certain milestones at a predetermined price of $2.94797, to certain Series C-1 investors, and collectively referred to as the Series C-2 Purchase Right. In March 2021, we entered into the Series C-2 preferred stock purchase agreement and amendment to the Series C redeemable convertible preferred stock financing agreement, pursuant to which we issued 3,900,988 shares of ESS Series C-2 Preferred Stock for $2.94797 per share, totaling $11.5 million.

On May 6, 2021, we entered into the Merger Agreement described within the section above entitled “The Business Combination.” In conjunction with the Merger Agreement, we entered into an amendment to the Series C redeemable convertible preferred stock financing agreement with the two holders of the remaining Series C-2 Purchase Right pursuant to which such holders agreed to waive the milestone conditions and reduce their remaining Series C-2 Purchase Right from 23,236,327 shares of ESS Series C-2 Preferred Stock to 5,427,454 shares in exchange for warrants to purchase up to 14,364,207 shares of ESS Series C-2 Preferred Stock with an exercise price of $0.0001 per share and the ability to participate in the PIPE Financing. The C-2 warrants and purchase rights were exercised in conjunction with the Business Combination, which closed on October 8, 2021, resulting in proceeds of approximately $16.0 million.

During 2020, we entered into an unsecured promissory note with a bank under the PPP administered by the United States Small Business Administration and authorized by the Keeping American Workers Employed and Paid Act, which is part of the CARES Act, enacted on March 27, 2020. The principal amount of the PPP loan was $936 thousand and bore interest of 1.0% per annum. Principal payments were deferred until August 2021. We applied for and received in July 2021 forgiveness for this PPP loan.

We have a note payable with Silicon Valley Bank that is secured by significantly all of our property, except for our intellectual property. The note principal is due in monthly installments of $28 thousand beginning in March 2019 with an original maturity date of July 1, 2021 but the maturity date was modified and extended to January 1, 2022. In March 2020, we amended the note payable and borrowed an additional $4.0 million. The $4.0 million note payable’s original maturity date was on January 1, 2023, but the maturity date was modified and extended to July 1, 2023. The notes payable bear interest at 0.50% below the bank’s prime rate (2.75% rate at September 30, 2021).

In July 2021, we entered into a Mezzanine Loan and Security Agreement with Silicon Valley Bank providing for a $20.0 million bridge loan, which was fully drawn and matures on the earlier of January 13, 2022 or consummation of the Business Combination, which ultimately closed on October 8, 2021. The bridge loan bore interest at 8.0%, of which 2.25% was payable monthly and 6.75% paid-in-kind interest was due upon maturity. At maturity, a final payment of $1.3 million was due in addition to all outstanding principal and accrued interest. The bridge loan was repaid pursuant to the Business Combination.

The following table summarizes cash flows from operating, investing and financing activities for the periods presented.

	Nine Months Ended September 30,
($ in thousands)	2021	2020
Net cash used in operating activities	$(28,343)	$(12,109)
Net cash used in investing activities	(288)	(464)
Net cash provided by financing activities	31,548	4,792

Cash flows from operating activities:

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, manufacturing of our initial energy storage products, building awareness of our product’s capabilities and other general and administrative activities. We expect our expenses related to personnel, manufacturing, research and development, sales and marketing, and general and administrative activities to increase.

Net cash used in operating activities was $28.3 million for the nine months ended September 30, 2021, which is comprised of a net loss of $296.7 million, offset by noncash increases in derivative liabilities of $248.7 million and warrant liabilities of $17.8 million. Net changes in operating assets and liabilities provided $0.4 million of cash primarily due to an increase in accounts payable, accrued and other current liabilities, and other non-current liabilities partially offset by an increase in prepaid expense and other current assets.

Net cash used in operating activities was $12.1 million for the nine months ended September 30, 2020, which is principally comprised of a net loss of $6.2 million that was net of a $5.8 million noncash gain from a change in derivatives liabilities.

Cash flows from investing activities:

Our cash flows from investing activities have been comprised primarily of purchases of property and equipment.

Net cash used in investing activities was $288 thousand and $464 thousand for the nine months ended September 30, 2021 and 2020, respectively, which is comprised of equipment purchases.

Cash flows from financing activities:

We have financed our operations primarily through the issuance of debt and equity securities and loan agreements.

Net cash provided by financing activities was $31.5 million for the nine months ended September 30, 2021, which is primarily comprised of $11.5 million of proceeds from issuance of ESS Series C-2 Preferred Stock, net of issuance costs as well as $20.0 million of borrowings on notes payable.

Net cash provided by financing activities was $4.8 million for the nine months ended September 30, 2020, which is primarily comprised of borrowings on notes payable of $4.9 million.

Contractual Obligations and Commitments

Our contractual obligations and other commitments as of December 31, 2020 consist of operating lease commitments, notes payable and preferred stock. We also have a standby letter of credit that serves as security for certain operating leases for office and manufacturing space. The letter of credit is fully secured by restricted certificate of deposit accounts. There was no draw against the letter of credit during the year ended December 31, 2020. Additionally, we are committed to non-cancellable purchase commitments of $13.4 million as of September 30, 2021.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, or unconsolidated variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our financial statements.

Critical Accounting Policies and Use of Estimates

Our discussion and analysis of financial condition and results of operations are based upon our unaudited condensed financial statements included in Exhibit 99.1 to the Form 8-K/A, and incorporated herein by reference. Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). In preparing our financial statements, we make assumptions, judgments, and estimates based on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments, and estimates.

Our significant accounting policies are described in Note 1 to the audited financial statements beginning on page F-52 of the Proxy Statement, and that information is incorporated herein by reference. Our most significant accounting policies, which reflect significant management estimates and judgment in determining amounts reported in our audited financial statements were as follows:

Stock-based Compensation

We recognize the cost of stock-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. For awards that vest solely based on a service condition, the cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. For awards that vest based on service, performance and market conditions, we recognize stock-based compensation expense when the performance conditions are probable of being achieved. The compensation cost related to awards with market conditions is recognized regardless of whether the market condition is satisfied, if the requisite service is provided. We recognize stock-based compensation costs and reverse previously recognized costs for unvested options in the period forfeitures occur.

We determine the fair value of stock options that vest solely based on a service condition using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•

Expected term — We determine the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•

Expected volatility — The expected volatility rate is based on an average historical stock price volatility of comparable publicly-traded companies in the industry group as there has been no public market for our shares to date.

•	Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option.

•	Expected dividend yield — We have not paid and do not expect to pay dividends. Consequently, we use an expected dividend yield of zero.

Common Stock Valuation

Through the third quarter of 2020 the grant date fair value of ESS Common Stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of ESS Common Stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. Based on our early stage of development and other relevant factors, it was determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating its enterprise value to determine the estimated fair value of ESS Common Stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding its expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the OPM back solve analysis to estimate the fair value of ESS Common Stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of ESS Preferred Stock in this instance.

Beginning December 31, 2020 in performing a valuation analysis of our equity value, we used the probability weighted expected return method (“PWERM”) framework. The PWERM framework is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values for ESS, assuming various outcomes. The common share value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common shares under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication for value for the common shares.

We considered two scenarios in the PWERM framework: the company remains private and the company completes a SPAC transaction. Under “the company remains private” scenario, we assumed the company would not complete a SPAC transaction or be acquired. Within this scenario, we have relied on the market approach and allocated value using an option-pricing model based on ESS’ capitalization at each valuation date. Further, we considered the probability the company would remain private and a time to liquidity of two years was used. We used the OPM back solve analysis to estimate the fair value of ESS Common Stock in the remain private scenario, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of ESS Preferred Stock in this instance.

Under “the company completes a SPAC transaction” scenario, we assumed the company would complete a SPAC transaction near September 30, 2021. We have allocated value based on the expected capitalization that all shares would be equivalent to common stock and that certain options would be exercised, prior to the date of the transaction. Under this scenario, we considered the probability that a SPAC transaction would be completed in nine months. The equity value within the SPAC transaction scenario was determined based on ongoing negotiations with the Sponsor.

In all scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that were not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgements and assumptions that are complex and subjective, such as those regarding our market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Following the Business Combination, it is not necessary to determine the fair value of ESS Common Stock as the shares are traded in a public market.

The fair value of ESS Common Stock at December 31, 2020 and at September 30, 2021 was $1.55 and $12.04, respectively. The increase in fair value from December 31, 2020 to September 30, 2021 is primarily attributed to the increased probability that ESS would complete a SPAC transaction. That probability began to increase in the fourth quarter of 2020 and further increased with the execution of the Merger Agreement in May 2021. Through the date of the consummation of the Business Combination, the probability of completing the SPAC transaction increased; thereby, positively impacting the estimated fair value of ESS Common Stock.

Fair Value of ESS Series C-2 Preferred Stock Issuance Right

The ESS Series C redeemable convertible preferred stock financing agreement provided additional committed funding of up to approximately $80.0 million, through the purchase of up to 27,137,000 shares of ESS Series C-2 Preferred Stock based on the completion of certain operational milestones at a predetermined price of $2.94797, to certain Series C-1 investors. On May 6, 2021, ESS entered into an amendment to the Series C redeemable convertible preferred stock financing agreement with the two holders of the remaining Series C-2 Purchase Right. Under the terms of the amended agreement, in conjunction with a successful Business Combination with STWO, two existing investors purchased 5,427,464 additional shares of Series C-2 Preferred Stock and received warrants to purchase 14,364,207 shares of Series C-2 Preferred Stock with an exercise price of $.0001 per share. The Series C-2 Purchase Right was eliminated with the consummation of the Business Combination.

We determined that our obligation to issue, and our investors’ obligation to purchase, shares of ESS Series C-2 Preferred Stock at a fixed price represents a freestanding derivative financial instrument and was initially recorded at fair value. Subsequent changes in fair value at each reporting date are recorded as a component of other income and expense. The value of the ESS Series C-2 Preferred Stock Issuance Right is determined based on significant inputs not observed in the market.

Through the third quarter of 2020, the fair value of the ESS Series C-2 Preferred Stock Issuance Right was determined using a Black-Scholes option pricing model. Beginning December 31, 2020 and thereafter the fair value of the ESS Series C-2 Preferred Stock Issuance Right was determined using a Black-Scholes option pricing model with consideration for a remain private scenario and a SPAC transaction scenario as described above. We utilized key assumptions, such as the fair value of the ESS Series C-2 Preferred Stock, the volatility of peer companies’ stock prices, the risk-free interest rate based on the U.S. treasury yield, and the expected term (based on the shorter of remaining term to a significant event or expiration date of the purchase right).

Convertible Preferred Stock Warrant Liabilities

Through the third quarter of 2021, we accounted for warrants to purchase shares of ESS Series B Preferred Stock and ESS Series C Preferred Stock as liabilities at their estimated fair values because these warrants may obligate us to transfer assets to the holders at a future date under certain circumstances, such as a merger, acquisition, reorganization, sale of all or substantially all of our assets, each a change of control event. The warrants were recorded at fair value upon issuance and are subject to remeasurement to fair value at each period end, with any fair value adjustments recognized in the statements of operations and comprehensive loss.

Through the third quarter of 2020, ESS measured the fair value of its warrant liabilities using unobservable inputs within the Black-Scholes option-pricing model. Beginning December 31, 2020 and thereafter, the fair value of the warrant liabilities was determined using a Black-Scholes option pricing model with consideration for a remain private scenario and a SPAC transaction scenario as described above. We utilized various key assumptions, such as the fair value of the ESS Series B Preferred Stock and ESS Series C Preferred Stock, the volatility of peer companies’ stock prices, the risk-free interest rate based on the U.S. treasury yield, and the expected term (based on remaining term to a significant event).

All warrants were exercised during the nine months ended September 30, 2021.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through the end of the 2021 fiscal year and expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 1 to our audited financial statements beginning on page F-52 of the Proxy Statement, which is incorporated herein by reference, for more information.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates. We do not hold financial instruments for trading purposes. We maintain cash in bank deposits, which at times may exceed federally insured limits. We have not experienced any losses in such accounts.

Interest Rate Risk

Our exposure to changes in interest rates relates primarily to our cash equivalents and restricted cash as well as outstanding notes payable.

As of September 30, 2021, we had cash, cash equivalents and restricted cash of $9.3 million. Cash equivalents and restricted cash are primarily comprised of money market funds and certificates of deposit. Our investment strategy is focused on the preservation of capital and supporting our liquidity requirements. We do not enter into investments for trading or speculative purposes.

As of September 30, 2021 and December 31, 2020, we had outstanding variable rate notes payable with an aggregate carrying amount of $4.2 million and $4.8 million, respectively. The notes bear interest at 0.50% below the bank’s prime rate (2.75% at September 30, 2021 and December 31, 2020). A hypothetical 100 basis point change in interest rates would not have a material impact on the interest expense on our notes payable as of September 30, 2021 and December 30, 2020.